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                                                                   EXHIBIT 10.20

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
                             1901 Guadalupe Parkway
                               San Jose, CA 95131
                                 (408) 487-8000


                                 April 5, 1999





Mr. Michael J. Byrd
14858 Gypsy Hill Road
Saratoga, CA 95070

Dear Mike:

     Brocade Communications Systems, Inc. (the "Company") is pleased to offer you employment on the following terms:

1. POSITION. You will serve in a full-time capacity as Vice President and Chief Financial Officer of the Company. You will report to the Company's Chief Executive Officer.

2. SALARY AND BONUS. You will be paid a salary at the initial annual rate of $200,000, payable in semi-monthly installments in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. You will also be eligible for an annual bonus of up to 30% of your annual salary (pro-rated for the fiscal year ending October 31, 1999) upon achievement of mutually agreed upon milestones A third of each year's bonus will be paid quarterly, commencing with the fiscal quarter ending July 31, 1999. The balance will be paid at the end of the Company's fiscal year.

3. INITIAL STOCK OPTION GRANT. You will be granted an initial option to purchase 330,000 shares of the Company's Common Stock. Except as otherwise provided in this letter, the option will be subject to the terms and conditions applicable to options granted under the Company's 1998 Equity Incentive Plan (the "Plan"), as described in the Plan and the applicable stock option agreement and stock repurchase agreement. The exercise price will be equal to $5.00 per share. The term of the option will be 10 years, except that the option will expire (if earlier) on the date 3 months after your service terminates for any reason except for your death or permanent and total disability ("Disability"), in which case the option will expire one year from the date of your termination. The option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares. You will vest in the option shares in equal monthly installments over the first 48 months of service, as described in the applicable stock option

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agreement and stock repurchase agreement. In addition, your option shares will vest on an accelerated basis under the following circumstances:

               (a) All of your option shares will vest if your service with the Company terminates because of your death or your permanent and total disability. For this purpose, you will be considered totally and permanently disabled if (i) you fail to perform your duties for at least 90 consecutive days due to physical or mental injury, disability or illness (other than pursuant to a "pre-existing condition" you have on April 2, 1999, as such term is defined in the Health Insurance Portability and Accountability Act of 1996), and (ii) you are determined to be totally and permanently disabled by a qualified independent physician expert in the area of the disability or illness selected in good faith by the Chief Executive Officer.

               (b) If the Company discharges you without Cause (as defined below), you will receive three year's vesting acceleration (if such termination occurs before April 2, 2000) or one two year's vesting acceleration (if such termination occurs on or after April 2, 2000 and prior to April 2, 2001).

               (c) One-half of your remaining unvested option shares will vest if the Company is subject to a Change in Control before your service with the Company terminates. Thereafter, the same number of option shares will vest each month as before the Change in Control, except as otherwise provided in this letter. For the purposes of this agreement, a "Change of Control" shall mean the closing of (i) a consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger, or (ii) a sale of all or substantially all of the assets of the Company.

               (d) All of your option shares will vest if, within one year after a Change in Control, you are subject to a Constructive Termination (as defined below).

You may pay the exercise price of shares of the Company's Common Stock acquired under the option with a full-recourse promissory note secured by the shares. The note will have a term of seven years, except that it will come due (if earlier) one year after your employment terminates for any reason. The note will bear interest at the applicable federal rate (as announced by the Internal Revenue Service from time to time), and it will provide for principal and interest to be payable in a lump sum on the due date. The Company will register the shares of its Common Stock acquired or to be acquired under the option on a Form S-8 Registration Statement as soon as reasonably practicable after the Company's initial public offering.

     For purposes of this letter, "Cause" means (i) unauthorized use or disclosure of the confidential information or trade secrets of the Company which is materially injurious to the



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Company; (ii) any breach of this letter agreement, the Proprietary Information and Inventions Agreement between you and the Company, or any other agreement between you and the Company, if the breach is materially injurious to the Company, (iii) conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state, (iv) demonstrably willful misconduct which is materially injurious to the Company and which is not cured within 60 days after you received written notice specifying such misconduct or
(v) gross negligence in the performance of duties assigned to you.

     For purposes of this letter, "Constructive Termination" means (i) a material reduction of your duties, authority or responsibilities, (ii) any reduction in your title, (iii) a change in your reporting relationship requiring you to report to any person other than the Company's Chief Executive Officer,
(iv) a reduction of your salary or bonus, as in effect immediately before the Change in Control, or (v) the relocation of your principal place of employment, if the distance between your new office and your office immediately before the relocation is more than 35 miles.

4. FUTURE OPTION GRANTS. Starting on April 2, 2001, you will be eligible to participate in the Company's evergreen option grant program and to annually receive an additional option to purchase a number of shares of the Company's Common Stock equal to at least 75,000 shares but in no event less than the number of shares subject to the annual evergreen option grant of any other officer of the Company (other than the Chief Executive Officer). To qualify for the annual grant, you must have remained in your position as Chief Financial Officer and had satisfactory performance for the preceding year. The exercise price of each option will be equal to the fair market value of the Company's Common Stock on the date of grant and will be subject to the standard vesting and other provisions under the Company's form of stock option agreement.

5. EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Invention Assignment and Confidentiality Agreement.

6. PERIOD OF EMPLOYMENT. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

7. SEVERANCE PAY. If the Company terminates your employment for any reason other than Cause, and if no Change in Control has occurred, then the Company will continue to pay your base salary for a period of 12 months following the termination of your employment, subject to your not breaching the non-competition and non-solicitation provisions set forth below. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company's standard payroll procedures. In addition, subject to your


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not breaching the non-competition and non-solicitation provisions set forth below, you and your eligible dependents will be entitled to continue participating in all of the Company's employee benefit programs for a period of 12 months following the termination of your employment, subject to the terms of any insurance policies or other contracts applicable to such programs. In addition, you will receive one year's accelerated vesting under your stock option and/or restricted stock purchase agreements with the Company (which shall be in addition to any accelerated vesting pursuant to paragraph 3(b) hereof). If, after a Change in Control, the Company terminates your employment for any reason other than Cause or you are subject to a Constructive Termination, then the Company will pay you a lump sum equal to 130% of your annual base salary, calculated at the rate in effect at the time of the termination of your employment or (if greater) at the rate in effect immediately before the Change in Control. The payment will be made at the time of the termination of your employment.

     During your employment and during any continuation of salary period referred to in the preceding paragraph (the "Continuation Period"), you agree not to: (i) undertake any planning for any outside business activity that is competitive with the Company; or (ii) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any manner engage in any business directly competing with the Company and engaged in such business anywhere within any state, possession, territory, or jurisdiction of the United States of America.

     During your employment and any Continuation Period, you also agree not to directly or indirectly solicit or attempt to solicit either (i) the employment of any employee of the Company or any of the Company's affiliates, or (ii) the business of any customer of the Company or any of the Company's affiliates with whom you had contact during your employment hereunder.

8. PARACHUTE EXCISE TAX. In the event that the severance and other benefits provided for in this agreement or otherwise payable to you (a) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (b) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be:

     (i)  delivered in full, or

     (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company's independent public accountants immediately prior to Change of Control (the "Accountants"), whose determination shall be conclusive and binding upon you and



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the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8. Notwithstanding the foregoing, you shall be entitled to at least as favorable protection to the excise tax imposed by
Section 4999 of the Code as is afforded to any other executive officer of the Company.

9. WITHHOLDING TAXES. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

10. ENTIRE AGREEMENT. This letter and the Company's standard Invention Assignment and Confidentiality Agreement contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

11. AMENDMENT AND GOVERNING LAW. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

12. ARBITRATION AND EQUITABLE RELIEF.

               (a) Except as provided in Section 12(d) below, you agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

               (b) The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

               (c) The Company and you shall each pay one-half of the costs and expenses of such arbitration, and shall separately pay its counsel fees and expenses.



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               (d) You understand that nothing in Section 12 modifies
Executive's at-will status. Either the Company or you can terminate the employment relationship at any time, with or without cause.

               (e) YOU HAVE READ AND UNDERSTANDS SECTION 12, WHICH DISCUSSES ARBITRATION. YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP.


               We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and returning it to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on April 5, 1999.

               We look forward to having you join us on May 3, 1999.

               If you have any questions, please call me.

                                   Very truly yours,

                                   BROCADE COMMUNICATIONS SYSTEMS, INC.



                                   By: /s/ Gregory L. Reyes
                                      ------------------------------------------
                                       Chief Executive Officer



I have read and accept this employment offer:


/s/ Michael J. Byrd
---------------------------------------------
Signature of Michael J. Byrd

Dated:  April 7, 1999



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